AMENDMENT TO
             AMENDED AND RESTATED AGREEMENT FOR WHOLESALE FINANCING
                                (Amendment No. 5)

This Amendment to Agreement for Wholesale Financing ("Amendment") is made by and between Deutsche Financial Services Corporation ("DFS") and Featherlite, Inc. (f/k/a Featherlite Mfg., Inc.)("Dealer").

         WHEREAS, DFS and Dealer entered into that certain Amended and Restated Agreement for Wholesale Financing dated October 6, 1997, as amended ("Agreement"); and

         WHEREAS, DFS and Dealer desire to amend the Agreement as provided herein.

         FOR VALUE RECEIVED, the Agreement is amended to include the following provisions as if they were originally set forth therein:

1. Amendment/New Motor Coach Wholesale Credit Facility. Paragraph 1 of the Agreement is deleted and amended to readin its entirety as follows:

     "1. New Motor Coach Wholesale Credit Facility. Subject to the terms of this Agreement, DFS will extend credit to Dealer for the purpose of financing completed motor coaches manufactured by Dealer (each a "New Motor Coach") up to a maximum outstanding principal balance of Twelve Million Five Hundred Thousand Dollars ($12,500,000) or such greater or lesser amount as DFS may from time to time establish in its sole discretion ("Wholesale Facility"). The Wholesale Facility will be subject to the following terms:

     1.1 Eligible Inventory/Advance Rates. Subject to the maximum amount of the Wholesale Facility, DFS will finance completed New Motor Coaches in an amount not to exceed ninety percent (90%) of the actual cost to manufacture said New Motor Coach, upon Dealer's written request in form and substance satisfactory to DFS, and subject to DFS' review and concurrence with such amount, less the amount of any deposit made by the prospective purchaser of a New Motor Coach financed by DFS.

     1.2 Inspection/Documentation. Prior to funding a completed New Motor Coach, Dealer will provide documentation for the completed unit containing details of all equipment and options. Upon receipt of such documentation, DFS may arrange a physical inspection of the completed unit to verify completion. Upon DFS' request, Dealer will permit DFS to review Dealer's records to confirm the cost to manufacture New Motor Coaches. The manufacturer's statement of origin for both the chassis and the completed unit must be delivered to DFS prior to funding to be retained until funding of the retail sale of the unit. Upon funding, DFS may remit the portion of the advance allocated to the cost of the chassis directly to the manufacturer of the chassis, provided that the manufacturer provides a written release of its lien in said chassis, or, if such amount is paid by Dealer, Dealer will provide evidence of payment of all amounts due to such manufacturer for such chassis and manufacturer's written release of its lien in said chassis. DFS must have a first perfected security interest in each New Motor Coach financed, including the chassis, and all proceeds thereof.

     1.3 Due in Full. The outstanding loan balance for each New Motor Coach financed by DFS will be due and payable in full 365 days after the documented date of completion of manufacture, unless payment is due sooner as provided in Section 10.

     1.4 Statement of Transaction. The applicable financing terms will be set forth on the Statement of Transaction provided by DFS to Dealer for each New Motor Coach financed by DFS."

2. Amendment/Used RV Inventory Revolving Credit Facility. Paragraph 2 of the Agreement is deleted and amended to read in its entirety as follows:

     "2. Used RV Inventory and New Motor Coach Revolving Credit Facility. From time to time, DFS may provide Dealer with financing for Dealer's inventory of Used RVs and certain New Motor Coaches on the following terms:

     2.1 Used RV and New Motor Coach Inventory Revolving Credit Facility. DFS agrees to grant to Dealer a Used RV and New Motor Coach Inventory Revolving Credit Facility ("Revolving Credit Facility") in an amount equal to the lesser of: (i) Twelve Million Five Hundred Thousand Dollars ($12,500,000) or such greater or lesser amount as DFS may from time to time establish in its sole discretion; and (ii) the aggregate Loan Value.

     2.2 Interest. Dealer agrees to pay interest to DFS on the Daily Contract Balance of the Revolving Credit Facility at the Prime Rate per annum. Such interest will: (i) be computed based on a 360 day year; (ii) be calculated each day by multiplying the Daily Revolver Rate by the Daily Contract Balance; and (iii) accrue from the date that DFS makes an advance under the Revolving Credit Facility until DFS receives the full and final payment of the principal debt which Dealer owes to DFS, subject to any applicable default interest rate.

     2.3 Loans. DFS will from time to time loan to Dealer, at Dealer's request in a written borrowing base certificate together with supporting information, in form and substance satisfactory to DFS, such amount as DFS, in its sole discretion, may deem advisable (subject to the maximum amount of the Revolving Credit Facility), but in any event not more than the aggregate Loan Value of Dealer's Used RVs and New Motor Coaches, to the extent DFS has a first priority, fully perfected security interest therein, that DFS deems, in its sole discretion, to be acceptable for financing. DFS may limit the number of requests for loans. Dealer represents and warrants that all Used RVs and New Motor Coaches to be financed by DFS are held in Dealer's inventory, free and clear of all liens and encumbrances (other than the subordinated lien of U.S. Bank, National Association), in good physical and mechanical condition, and ready for ordinary retail sale.

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


     2.4 Limitations.

          2.4.1 Used RVs. Used RVs for which Dealer may request a loan must be the current model year or no more than ten (10) model years prior to the current model year (provided, however, for the initial advance under the Revolving Credit Facility, DFS may consider certain older Used RVs to be eligible for loans without waiving DFS' rights hereunder), subject to the limitations of the Loan Value, in good physical and mechanical condition, and subject to DFS' approval. Each Used RV for which the Dealer's acquisition date is more than 365 days from the date of determination shall not be eligible for use in determining the aggregate Loan Value. DFS reserves the right to limit its advances with respect to any Used RV for which financing is requested and to limit the aggregate amount of advances made with respect to all Used RVs.

          2.4.2 New Motor Coaches. New Motor Coaches for which Dealer may request a loan must be at least 366 days old and no more than 720 days old, in each case as measured from the documented date of completion of manufacture (provided, however, for the initial advance under the Revolving Credit Facility, DFS may consider certain older New Motor Coaches to be eligible for loans without waiving DFS' rights hereunder). Each New Motor Coach for which the documented date of completion of manufacture is more than 720 days from the date of determination shall not be eligible for use in determining the aggregate Loan Value. DFS reserves the right to limit its advances with respect to any New Motor Coach for which financing is requested and to limit the aggregate amount of advances made with respect to all New Motor Coaches.

     2.5 Collateral Summary Report/Inventory Report. Each week Dealer shall provide DFS with a Collateral Summary Report. The Collateral Summary Report will contain information current as of the time period requested by DFS. The Collateral Summary Report will include: (i) a borrowing base certificate together with supporting information, in form and substance satisfactory to DFS; (ii) the sales prices of each new Motor Coach and Used RV sold by Dealer; (iii) an inventory report in form and substance reasonably satisfactory to DFS; and (iv) such other matters and information relating to the Used RVs and New Motor Coaches as DFS may from time to time request. DFS may request that Dealer provide the Collateral Summary Report on a more frequent basis, or DFS may reduce the frequency of such reporting.

     2.6 Inspection Procedures. DFS may at any time conduct a physical inspection of all Used RVs and New Motor Coaches and the titles for such Used RVs and New Motor Coaches. Dealer grants DFS an irrevocable license to enter Dealer's business locations during normal working hours without notice to Dealer to account for and inspect the Used RVs and New Motor Coaches and their respective titles and to determine the Applicable Valuation of the Used RVs and review Dealer's records to confirm the cost to manufacture the New Motor Coaches. Dealer will maintain possession of the original of the bill of sale or other written evidence of the acquisition of each Used RV and the certificate of title showing the release of all liens noted thereon. For each New Motor Coach financed, Dealer will deliver to DFS the manufacturer's statement of origin for both the chassis and the completed unit prior to funding.

     2.7 Paydown. Regardless of the terms of the Revolving Credit Facility, if at any time the aggregate amount of outstanding loans under the Revolving Credit Facility exceeds the aggregate Loan Value of the Used RVs and New Motor Coaches, Dealer will immediately repay to DFS, as a reduction of Dealer's outstanding loans under the Revolving Credit Facility, the difference between (i) such aggregate amount of outstanding loans under the Revolving Credit Facility, and (ii) the aggregate Loan Value. Upon the effective date of termination of the Agreement, Dealer will immediately repay to DFS all amounts due under the Revolving Credit Facility.

     2.8  Definitions.  As used in this Agreement:
          -----------

          "Applicable Valuation" means:
           --------------------

          (a) for any Used RV, the used wholesale value as provided in the most current edition of the N.A.D.A. Recreation Vehicle Appraisal Guide, excluding adjustments for the value of any added accessories, and if the Used RV is not listed in said guide, the estimated wholesale value of said Used RV, subject to DFS' review and concurrence with such amount;

          and

          (b) for New Motor Coaches, the actual cost to manufacture said New Motor Coach, subject to DFS' review and concurrence with such amount.

          "Daily Contract Balance" means the amount of the outstanding principal debt which Dealer owes to DFS on the Revolving Credit Facility at the end of each day after DFS has credited the payments which it has received on the Revolving Credit Facility.

          "Daily Revolver Rate" means the quotient of the applicable annual rate provided herein with respect to the Revolving Credit Facility divided by 360.

          "Loan Value" means with respect to each Used RV and each New
           Motor Coach, seventy percent (70%) of the Applicable Valuation.

          "Prime Rate" as used in this Agreement and on any Statement of Transaction means the highest prime, base or reference rate of interest publicly announced from time to time (whether or not charged in each instance) by JP Morgan Chase Bank (or any successor thereof), and such rate in effect on the last business day of any calendar month will be the Prime Rate for the following calendar month; provided, however, that at such times that the Prime Rate is less than six and one-half percent (6.5%), the Prime Rate applicable to Dealer's financing programs will be one-fourth of one percent (0.25% or 25 basis points) higher than the Prime Rate.

           "Used RV" means a recreational vehicle, including but not limited to, travel trailers, camping trailers, motorhomes, mini motorhomes, truck campers and van conversions, which has been (i) previously sold at retail, or (ii) registered or titled in any state with the appropriate state authorities in accordance with applicable state laws."


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

3. Amendment of Financial Covenants. Paragraph 13.1 of the Agreement is deleted and amended to read in its entirety as follows:

     "13.1        Financial Covenants.

                  (a) Tangible Net Worth.  Dealer will achieve:
                      ------------------

                           (i) as of the last day of the fiscal quarter ending
                  June 30, 2002, a Tangible Net Worth and Subordinated Debt in the combined amount of not less than THIRTEEN MILLION DOLLARS ($13,000,000.00).

                           (ii) as of the last day of each fiscal quarter ending
                  September 30, 2002, through December 31, 2002, a Tangible Net Worth and Subordinated Debt in the combined amount of not less than FOURTEEN MILLION DOLLARS ($14,000,000.00).

                           (iii) as of the last day of each fiscal quarter
                  ending March 31, 2003, and as of the last day of each fiscal quarter thereafter, a Tangible Net Worth and Subordinated Debt in the combined amount of not less than FIFTEEN MILLION DOLLARS ($15,000,000.00).

                  (b) Maximum Leverage.  Dealer will achieve:
                      ----------------

                           (i) as of the last day of the fiscal quarter ending
                  June 30, 2002, a ratio of Debt minus Subordinated Debt to Tangible Net Worth and Subordinated Debt of not more than SIX to ONE (6:1).

                           (ii) as of the last day of each fiscal quarter ending
                  September 30, 2002, and as of the last day of each fiscal quarter thereafter, and at all times thereafter, a ratio of Debt minus Subordinated Debt to Tangible Net Worth and Subordinated Debt of not more than FIVE to ONE (5:1).

                  (c) Current Ratio.  Dealer will achieve:
                      -------------

                           (i) as of the last day of the fiscal quarter ending
                  June 30, 2002, a ratio of Current Tangible Assets to current liabilities of not less than ONE to ONE (1:1).

                           (ii) as of the last day of each fiscal quarter ending
                  September 30, 2002, and as of the last day of each fiscal quarter thereafter, a ratio of Current Tangible Assets to current liabilities of not less than ONE AND TWO-TENTHS to ONE (1.2:1).

                  (d) Quarterly Net Income Projections. From June 30, 2002, through December 31, 2002, Dealer's net income for each fiscal quarter must equal or exceed eighty percent (80%) of the Dealer's written projections for 2002 that were previously delivered to DFS and summarized as follows:



                 ---------------------------------------------------------------
                     Dealer Quarterly Net Income Projections - 2002
                 ---------------------------------------------------------------
                             1st Quarter 2002             $1,548,000
                            January 1 - March 31
                 ------------------------------------ --------------------------

                              2nd Quarter 2002              $849,000
                              April 1 - June 30
                 ------------------------------------ --------------------------

                              3rd Quarter 2002              $861,000
                            July 1 - September 30
                 ------------------------------------ --------------------------

                              4th Quarter 2002             $1,258,000
                           October 1 - December 31

                   ---------------------------------- --------------------------

                                         Total:            $4,516,000
                   -----------------------------------------------------------


                  (e) Net Income. Dealer's net income as of the last day of each month commencing with June 30, 2002, for the three months then ended will be greater than zero dollars ($0).

                  (f) Debt Service. Dealer will not repay any indebtedness due to Bulk Resources, Inc. prior to January 1, 2003, and after January 1, 2003, Dealer may repay indebtedness then currently due to Bulk Resources, Inc. (but not by reason of acceleration) only if Dealer's net income as of December 31, 2002, is equal to or greater than $3,612,800 (i.e., 80% of $4,516,000), so long as, both before and after giving effect to any such payment, Dealer is not and would not be in default under this Agreement, whether as a result of such payment or otherwise. This debt may be converted to common stock at any time without the consent of DFS.

        For purposes of this paragraph: (i) "Tangible Net Worth" means the book value of Dealer's assets less liabilities, excluding from such assets all Intangibles; (ii) "Intangibles" means and includes general intangibles (as that term is defined in the Uniform Commercial Code); accounts receivable and advances due from officers, directors, employees, stockholders and affiliates; leasehold improvements net of depreciation; licenses; good will; prepaid expenses; escrow deposits; covenants not to compete; the excess of cost over book value of acquired assets; franchise fees; organizational costs; finance reserves held for recourse obligations; capitalized research and development costs; and such other similar items as DFS may from time to time determine in DFS' sole discretion; (iii) "Debt" means all of Dealer's liabilities and indebtedness for borrowed money of any kind and nature whatsoever, whether direct or indirect, absolute or contingent, and including obligations under capitalized leases, guaranties or with respect to which Dealer has pledged assets to secure performance, whether or not direct recourse liability has been assumed by Dealer; (iv) "Subordinated Debt" means all of Dealer's Debt which is subordinated to the payment of Dealer's liabilities to DFS by an agreement in form and substance satisfactory to DFS; and (v) "Current Tangible Assets" means Dealer's current assets less, to the extent otherwise included therein, all Intangibles. The foregoing terms will be determined in accordance with generally accepted accounting principles consistently applied, and, if applicable, on a consolidated basis."

4. Amendment/Termination. Paragraph 19 of the Agreement is deleted and amended to read in its entirety as follows:

        "19. Termination/Right of First Refusal. Dealer may not terminate this Agreement prior to June 30, 2004; provided, however, that Dealer may terminate this Agreement prior to such date if Dealer provides DFS with 120 days prior written notice and pays a fee to DFS of one percent (1%) of the maximum amount of the credit facilities provided under this Agreement. DFS may terminate this Agreement at any time. If DFS elects to terminate this Agreement, Dealer agrees that if Dealer: (a) is not in default hereunder, 90 days prior notice of termination is reasonable and sufficient (although this provision shall not be construed to mean that shorter periods may not, in particular circumstances, also be reasonable and sufficient); or (b) is in default hereunder, no prior notice of termination is required. Dealer will not be relieved from any obligation to DFS arising out of DFS' advances or commitments made before the effective termination date of this Agreement. It is understood that Dealer may elect to terminate this Agreement in its entirety only, no section or lending facility may be terminated singly. DFS will retain all of its rights, interests and remedies hereunder until Dealer has paid all of Dealer's debts to DFS. All waivers set forth within this Agreement will survive any termination of this Agreement."

5. Amendment/Collateral Locations. Exhibit A to the Agreement is amended in entirety to reflect all current permanent Collateral locations and is attached hereto and incorporated into the Agreement by this reference.

6. No Other Modifications. Except as expressly modified or amended herein, all other terms and provisions of the Agreement shall remain unmodified and in full force and effect and the Agreement, as hereby amended, is ratified and confirmed by DFS and Dealer.

7. Capitalized Terms. Except as otherwise defined herein, all capitalized terms will have the same meanings set forth in the Agreement.

         IN WITNESS WHEREOF, DFS and Dealer have executed this Amendment as of the 30th day of July, 2002.

                     DEUTSCHE FINANCIAL SERVICES CORPORATION


                     By:   /s/   Tim Wass
                     Print Name: Tim Wass
                     Title: Director of Underwriting

                     FEATHERLITE, INC.


                     By:         /s/ Conrad Clement
                    Print Name:  Conrad Clement
                    Title:       President & Chief Executive Officer

                                    Exhibit A

                              Collateral Locations


Featherlite, Inc./Vantare
1550 Dolgner Place (Port of Sanford)
Sanford, Florida 32771


Featherlite/Vantare Sales and Service Center
4441 Orange Boulevard
Sanford, Florida 32771


Featherlite, Inc./Corporate Office
Hwy's 63 & 9
Cresco, Iowa 52136


Featherlite, Inc./Vantare Service Center
370 Blaise Church Road
Mocksville, North Carolina 27028


Featherlite, Inc./Vantare Service Center
90711 Roberts Road
Coberg, Oregon 97408

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